Exhibit 10.1
THIRD AMENDMENT TO THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CHEVRON PHILLIPS CHEMICAL COMPANY LLC

This Third Amendment to the Third Amended and Restated Limited Liability Company Agreement of Chevron Phillips Chemical Company LLC (this “Third Amendment”), effective as of February 25, 2021, is entered into by and among Chevron U.S.A. Inc., a Pennsylvania corporation (the “Class C Member”) and Phillips 66 Company, a Delaware corporation (the “Class P Member”). The Class C Member and the Class P Member are, collectively, the “Members”. Any capitalized terms used but not defined herein shall have the same meanings set forth in the Third Amended and Restated Limited Liability Company Agreement of Chevron Phillips Chemical Company LLC, dated May 1, 2012, as amended from time to time (the “LLC Agreement”).
RECITALS
WHEREAS, the Members make ongoing investments in the development of the Company’s management team, including the chief executive officer and president, to seek to maximize the Company’s success in the marketplace;
WHEREAS, the Members expend significant energy on thoughtful succession plans for Company Officers that take time and resources to develop and execute.  These plans are essential to leadership continuity and organizational stability;
WHEREAS, the Members recognize that the Company’s effective operations and implementation of its competitively sensitive strategies may be compromised through the untimely departure of the Company’s chief executive officer and president or other Officers;
WHEREAS, the Company’s chief executive officer and president reports to the Company’s Board of Directors but, like other Officers, interacts with other representatives of the Members and with key suppliers, customers and other external parties on Company initiatives such that turnover in these Officer roles without adequate planning may be highly disruptive to the Company; and
WHEREAS, confidence in the Company’s Officers may be undermined if Officers perceive incentives to engage in conversations with representatives of one Member while still employed by the Company or a Company Affiliate, about the Officer leaving the Company and being hired directly or indirectly by the Member or its Affiliates.
NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

I.AMENDMENTS TO THE LLC AGREEMENT
1.1 The definition of “Affiliate” in Article I is amended and restated in its entirety to read as follows:
“Affiliate” has the meaning set forth in Rule 405 under the Securities Act of 1933, as amended. For purposes of Sections 6.8 and 6.9 of this Agreement only, an “Affiliate” of a Member means a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Member where “Control” means the possession, directly or indirectly, of greater than 50% of the voting securities or interests of a Person, or of the power to direct or cause the direction of the management policies of a Person by Contract or otherwise.
1.2 Section 4.2 of the LLC Agreement is amended and restated in its entirety to read as follows:
4.2 NUMBER AND CLASSES OF DIRECTORS. The Board of Directors shall consist of six (6) voting Directors (the “Voting Directors”) and two (2) non-voting Directors or three (3) non-voting Directors if the Company’s president and chief executive officer are not the same person (the “Non-Voting Directors”).

1.3 Section 4.3(d) of the LLC Agreement is amended and restated in its entirety to read as follows:
(d) The Company’s chief executive officer and chief financial officer (as well as the president if the same person does not occupy the role of both the Company’s president and chief executive officer) shall be ex officio Non-Voting Directors. The Non-Voting Directors may be removed at any time by the Board of Directors. If either the office of chief executive officer, the office of chief financial officer (or the office of the president if the same person does not occupy the role of both president and chief executive officer) is vacant, the Non-Voting Director position associated with such office shall also be vacant.

1.4 Section 6.1 of the LLC Agreement is amended and restated in its entirety to read as follows:
6.1     GENERAL. Subject to the provisions of the Act, the Certificate and this Agreement, the Board of Directors shall from time to time appoint one or more individuals who shall be termed officers of the Company (the “Officers”). Subject to the decision and control of the Board of Directors, the Officers of the Company shall manage the day-to-day activities and affairs and will have discretion with regard to all matters not otherwise reserved to the Board of Directors of the Company. Each Officer shall hold his or her respective office at the pleasure of the Board of Directors. Except as otherwise specifically provided for below, an Officer need not be a Member or Director of the Company, and any number of offices may be held by the same person. The Officers of the Company shall include a chief executive officer, a president, a chief financial officer, and a secretary. The Company may also have, at the discretion of the Board of Directors, one or more vice presidents, and such other Officers as may be designated from time to time by the Board of Directors.

1.5 Section 6.3 of the LLC Agreement is amended and restated in its entirety to read as follows:
6.3     CHIEF EXECUTIVE OFFICER. The chief executive officer shall, subject to the oversight and control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Company. Subject to Section 7.1 hereof, the chief executive officer shall have all of the powers which are ordinarily inherent in the office of chief executive officer of a corporation, and shall have such further powers and shall perform such further duties, as may be prescribed by the Board of Directors. All of the Company’s other Officers shall report to the chief executive officer directly or indirectly through another such Officer who reports to the chief executive officer.

1.6 The LLC Agreement is amended to add a new Section 6.3.1 which reads as follows:
6.3.1     PRESIDENT. The president may be chief executive officer if so designated by the Board of Directors. If the president and chief executive officer are not the same person, the president shall perform such duties and have such other powers as the Board of Directors from time to time may prescribe. At the request of the chief executive officer or in the chief executive officer’s absence or in the event of the chief executive officer’s inability or refusal to act, the president shall perform the duties of the chief executive officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the chief executive officer.

1.7 Section 6.4 of the LLC Agreement is amended and restated in its entirety to read as follows:
6.4    VICE PRESIDENTS. In the absence or disability of the chief executive officer and the president, the vice presidents in order of their rank fixed by authority granted by the chief executive officer, shall perform all of the duties of the chief executive officer and when so acting shall have all of the powers of and be subject to all of the restrictions upon the chief executive officer. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the chief executive officer or by this Agreement or by the Board of Directors.

1.8 The LLC Agreement is amended to add a new Section 6.8 which reads as follows:
6.8     EFFICIENT OFFICER SUCCESSION.
(a)A Member shall not, and shall take all necessary actions to cause its Affiliates to not, directly or indirectly hire as an employee or contractor, whether full-time or part-time, by direct hire or contract (singularly and collectively, “Hire”) the Company’s (i) chief executive officer, or (ii) president (if the same person does not occupy the role of both chief executive officer and president); Executive Vice President, Projects and Environment, Health, Safety & Security; Executive Vice President and Chief Operating Officer; Senior Vice President, Polymers and Specialties; Senior Vice President, Petrochemicals; or Senior Vice President, Corporate Planning and Technology (or if a title to any of these roles is changed or if the associated responsibilities are materially reallocated then this clause (ii) shall be deemed to apply to the individuals occupying successor roles or the roles embracing substantial parts of the reallocated responsibilities) (clauses (i) and (ii), singularly and collectively, “Key Leadership”) unless (x) the individual was employed in their most recent Key Leadership position with the Company or a Company Affiliate for at least five (5) successive years in the case of the chief executive officer and at least three (3) successive years for any other Key Leadership position, and (y) the Member gives the Board of Directors written notice of the intent to Hire at least two hundred and seventy (270) days prior if the intent is to Hire the individual occupying the chief executive officer position, and at least one hundred and eighty (180) days prior if the intent is to Hire an individual occupying any other Key Leadership position, or (z) notwithstanding the failure to satisfy clauses (x) or (y), the Board of Directors furnishes its consent to such a Hire by written resolution.
(b) In addition, a Member shall not, and shall take all necessary actions to cause its Affiliates to not, Hire the chief executive officer of the Company until the passage of at least one (1) year after the last date that individual was employed by the Company or an Affiliate of the Company, unless the Board of Directors furnishes its consent to such a Hire by written resolution.
(c) It is agreed that, in the event of any breach of Section 6.8(a) or Section 6.8(b) by a Member, that Member shall, by the date (“Accrual Date”) that is ten (10) days following written demand by any other Member, pay each other Member, as liquidated damages, a sum in U.S. dollars equal to three (3) times the individual’s total gross (prior to taxes and other deductions) annualized cash compensation (salary and cash bonus, if any) from the Company or an Affiliate of the Company earned for the year in which the breach occurred (or the immediately prior year, whichever amount yields a greater figure). In addition, a Member seeking recovery from another Member under this Section 6.8(c) shall be entitled to reimbursement from that Member for all costs and expenses, including reasonable attorneys’ fees, incurred enforcing this Section 6.8(c). Prejudgment interest at the highest legal rate shall begin accruing as of the Accrual Date on all amounts due under this Section 6.8(c). All amounts due under this Section 6.8(c) shall be paid in full without set-off of any kind whatsoever. The foregoing shall not limit, and shall be in addition to, any other available remedies.
(d) Any secondment of an individual from a Member to the Company or an Affiliate of the Company shall be for a defined secondment period only. The secondment and any termination prior to the approved period or any alteration of the secondment shall be approved in advance by a Board of Directors resolution, or by the Board of Director’s compensation committee or its then equivalent.

1.9 The LLC Agreement is amended to add a new Section 6.9 which reads as follows:
6.9     ADDITIONAL OVERSIGHT OF COMPANY OFFICER EMPLOYMENT AGREEMENTS. The Board of Directors shall (in coordination with or through the Board of Director’s compensation committee or its then equivalent) give due consideration to whether any individual who will be newly placed into a Key Leadership position shall have a signed employment agreement with the Company or an Affiliate of the Company precluding the individual from being Hired by (i) a Member or its Affiliate, or (ii) a key competitor (as then defined by the Board of Directors or its compensation committee relative to the particular Key Leadership position); provided, however, that with respect to the position of chief executive officer, the individual shall have an employment agreement and the period applicable to clause (i) shall be one (1) year, consistent in substance with Section 6.8(b).
1.10 Section 7.1(a)(i) of the LLC Agreement is amended to read as set forth below. Except as expressly amended herein, the remainder of Section 7.1(a) shall remain in full force and effect.
(i)The hiring, firing, renewal, compensation, evaluation and planning for succession of the chief executive officer, president, the chief financial officer and senior vice presidents and other Officers of similar rank, including Key Leadership positions.
1.7    Section 16.2 of the LLC Agreement is amended and restated in its entirety to read as follows:
16.2     REPRESENTATION OF SHARES OF COMPANIES OR INTERESTS IN OTHER ENTITIES
. The chief executive officer, president, any vice president or the secretary or any assistant secretary of this Company is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares of any other company or companies, or any interests in any other entity, standing in the name of this Company. The authority herein granted to said officers to vote or represent on behalf of this Company any and all shares held by this Company in any other company or companies, or any interests in any other entity, may be exercised either by such officers in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officers.
II.MISCELLANEOUS
2.1 Full Force and Effect. Except as amended by this Third Amendment, the LLC Agreement continues in full force and effect, and the parties hereto hereby ratify and confirm the LLC Agreement, as amended hereby. All references to the “Agreement,” “herein,” “hereof,” “hereunder” or words of similar import in the LLC Agreement shall be deemed to mean the LLC Agreement as amended by this Third Amendment.
2.2 Third Parties. Nothing in this Third Amendment, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Third Amendment.

2.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

2.3.1 This Third Amendment shall be governed by and construed under the substantive laws of the State of Delaware, without regard to Delaware choice of law provisions.
2.3.2 Each party hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Third Amendment, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
2.3.3 To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Third Amendment.
2.3.4 Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Third Amendment. Each party hereto certifies that it has been induced to enter into this Third Amendment by, among other things, the mutual waivers and certifications set forth above in this Section 2.3.4.
2.4 Titles and Subtitles; Forms of Pronouns; Construction and Definitions. The titles of the sections and paragraphs of this Third Amendment are for convenience only and are not to be considered in construing this Third Amendment. All pronouns used in this Third Amendment shall be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular. Unless the context otherwise requires, the term “including” shall mean “including, without limitation”.

2.5 Severability. If one or more provisions of this Third Amendment are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Third Amendment shall be enforceable in accordance with its terms.

2.6 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to give full effect to the provisions of this Third Amendment and the matters contemplated hereby.

2.7 Counterparts. This Third Amendment may be executed in counterparts, including through an electronic signature (such as via DocuSign) and signature pages may be exchanged electronically (e.g., emailed PDFs), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective and admissible when there exists copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment as of the date first written above.

CHEVRON U.S.A. INC. By: /s/ Michael E. Coyle Name: Michael E. Coyle Its: President of Manufacturing	PHILLIPS 66 COMPANY By: /s/ Kevin Mitchell Name: Kevin Mitchell Its: Executive Vice President, Finance and Chief Financial Officer